Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:29 PM 05/08/2014
FILED 06:29 PM 05/08/2014
SRV 140594198 – 5530723 FILE

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

First: The name of this Corporation is Code Rebel Corporation.

Second: Its registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington County of New Castle 10801.  The registered agent in charge thereof is The Corporation Trust Company.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The amount of the total stock of this corporation is authorized to issue is 25,000,000 shares (number of authorized shares) with a par value of $0.0001 per share.

Fifth: The name and mailing address of the incorporator are as follows:

Name: Elliot Weiss
Mailing Address: 575 Lexington Avenue Fl. 4
New York, NY 10022

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 8th day of May, A.D. 2014.

BY:	/s/ Elliot Weiss
(Incorporator)
NAME:	Elliot Weiss
(type or print)